Exhibit 99.1

For Immediate Release

Investor Contact: Dave Staples Executive Vice President & CFO (616) 878-8319	Media Contact: Jeanne Norcross Director Corporate Communications (616) 878-2830

Spartan Stores Comments on Sales Trend and Earnings Outlook

GRAND RAPIDS, MICHIGAN -- December 6, 2001 -- Spartan Stores, Inc. (Nasdaq: SPTN) announced today that, based on developing sales trends, third quarter and full-year sales will fall short of market expectations. The Company expects to report sales in the range of $1.10 billion to $1.15 billion for the quarter ending January 5, 2002, with full-year sales ranging from $3.5 billion to $3.6 billion compared with $3.5 billion reported in fiscal 2001. The Company now expects comparable-store sales to decline from two to three percent for fiscal 2002. Synergies gained from recently acquired retail operations will not be enough to offset the decline in sales and will result in third-quarter and full-year earnings, although flat to slightly up from the $1.33 reported in fiscal 2001, below previous guidance. Earnings for the full year are now expected to range from $1.33 to $1.42.

"We are clearly disappointed with the current sales trend," said Spartan Stores' Chairman, President and CEO James B. Meyer. "It is particularly disappointing after having reported such strong sales trends in fiscal 2001. The competitive market conditions in Ohio, as previously disclosed, have been relentless. Three new Farmer Jack stores, a new Giant Eagle, two Wal Mart Supercenters, and three new Kroger stores as well as several new drugstores have opened within that market in the past 12 months. Other factors have also contributed to a softening in our north and west Michigan markets. Mild winter conditions in northern Michigan have reduced seasonal resort travel and are a stark contrast to the more favorable conditions we experienced last year. Generally weak market conditions are becoming evident and widespread for most retail grocers in western Michigan. These conditions are strongly influenced by the current employment outlook for the leading furniture and other area manufacturers. Consequently, consumers are more cautious in spending compared to the double-digit sales growth we had last year.

"We remain focused and committed to our long-term business strategy of developing an efficient network of neighborhood grocery stores with strong underlying distribution capabilities to effectively serve our independent customers. The strategy will allow us to remain a formidable competitor and drive long-term shareholder value. We are clearly in the early stages of implementing many of our major business initiatives. These include our innovative retail marketing network strategy, store remodeling program, new store development, and efforts to consolidate and leverage our purchasing power across our network of owned and serviced stores. These programs have considerable promise and represent significant untapped growth potential.

"As previously disclosed, we have made certain marketing and merchandising adjustments in our Ohio market to effectively compete in the challenging environment. Those measures include a new shopper's card program, an increased focus on customer service, an expanded temporary price reduction program, and a store remodel program to place our stores on an equal platform with the best performing stores in that market. These initiatives will strengthen our competitive position and gradually improve sales growth over the next 12 to 18 months," Mr. Meyer concluded.

The revised business outlook will be discussed on Monday, December 10, 2001, at 4:30 p.m. eastern time, during a brief conference call hosted by Mr. Meyer. A live webcast of this call will be available on the Company's website, www.spartanstores.com. Simply click on "Investor Information" and follow the links to the live webcast.

The Company will issue third-quarter results on February 5, 2002 before the market opens, followed by a conference call later that afternoon.

Spartan Stores, Inc., (Nasdaq:SPTN) Grand Rapids, Michigan, owns and operates 102 supermarkets and 25 deep-discount drug stores in Michigan and Ohio, including Ashcraft's Markets, Family Fare Supermarkets, Food Town, Glen's Markets, Great Day Food Centers, Prevo's Family Markets and The Pharm. The Company also distributes more than 40,000 private-label and national brand products to more than 350 independent grocery stores and services as a wholesale distributor to 6,600 convenience stores.

This press release contains forward-looking statements that involve significant risks and uncertainties. Actual results may differ materially from the results discussed in these forward-looking statements. Internal and external factors that might cause such a difference include, but are not limited to, competitive pressures among food retail and distribution companies, changes in the interest rate environment and general economic and market conditions, unanticipated difficulties assimilating and integrating acquisitions, unanticipated difficulties in retail operations, labor shortages or stoppages, and other factors described in the Spartan Stores' Annual Report on Form 10-K and other filings with the SEC. Spartan Stores disclaims any intention or obligation to update or revise any forward-looking statements.